File No. 70-8779


               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549
                _________________________________

                 POST-EFFECTIVE AMENDMENT NO. 3
                               TO
                            FORM U-1
               __________________________________

                   APPLICATION OR DECLARATION

                            under the

           PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                              * * *

              AMERICAN ELECTRIC POWER COMPANY, INC.
             1 Riverside Plaza, Columbus, Ohio 43215

           AMERICAN ELECTRIC POWER SERVICE CORPORATION
             1 Riverside Plaza, Columbus, Ohio 43215

                    APPALACHIAN POWER COMPANY
            40 Franklin Road, Roanoke, Virginia 24022

                 COLUMBUS SOUTHERN POWER COMPANY
          215 North Front Street, Columbus, Ohio  43215

                 INDIANA MICHIGAN POWER COMPANY
          One Summit Square, Fort Wayne, Indiana  46801

                     KENTUCKY POWER COMPANY
          1701 Central Avenue, Ashland, Kentucky  41101

                     KINGSPORT POWER COMPANY
          422 Broad Street, Kingsport, Tennessee  37660

                       OHIO POWER COMPANY
         339 Cleveland Avenue, S.W., Canton, Ohio  44702

                     WHEELING POWER COMPANY
        51 - 16th Street, Wheeling, West Virginia  26003
       (Name of company or companies filing this statement
          and addresses of principal executive offices)

                              * * *

              AMERICAN ELECTRIC POWER COMPANY, INC.
             1 Riverside Plaza, Columbus, Ohio 43215
             (Name of top registered holding company
             parent of each applicant or declarant)

                              * * *

             G. P. Maloney, Executive Vice President
           AMERICAN ELECTRIC POWER SERVICE CORPORATION
             1 Riverside Plaza, Columbus, Ohio 43215

       John F. Di Lorenzo, Jr., Associate General Counsel
           AMERICAN ELECTRIC POWER SERVICE CORPORATION
             1 Riverside Plaza, Columbus, Ohio 43215
           (Names and addresses of agents for service)



     American Electric Power Company, Inc. ("American"), a holding company registered under the Public Utility Holding Company Act of 1935 ("1935 Act"), and American Electric Power Service Corporation, Appalachian Power Company, Columbus Southern Power Company, Kentucky Power Company, Kingsport Power Company, Indiana Michigan Power Company, Ohio Power Company and Wheeling Power Company (sometimes collectively referred to herein as "Applicants") hereby amend their Application or Declaration on Form U-1 in File No. 70-8779 as follows:
     1.   The following paragraphs are added to the end of Item 1C:
          "In the order dated September 13, 1996 (Release No. 35-26572), American was authorized to form one or more direct or indirect nonutility subsidiaries ('New Subsidiaries') to broker and market electric power, natural and manufactured gas, emission allowances, coal, oil, refined petroleum products and natural gas liquids ('Energy Commodities'). American was also authorized to guarantee through December 31, 2000 up to $50 million of debt and up to $200 million of other obligations of the New Subsidiaries ('Guarantee Authority'). Obligations of the New Subsidiaries (other than debt) might take the form of bid bonds or other direct or indirect guarantees of contractual or other obligations.
          With the adoption of Rule 58 (Release No. 35-26667) (February 20, 1997) 62 F.R. 7900, the acquisition of securities of or other interests in Energy-Related Companies (as defined in Rule 58), including the marketing and brokering of Energy Commodities, subject to certain limitations, is exempt from the requirement of prior Commission approval under the 1935 Act. However, the issuance of any guarantees on behalf of Rule 58 Companies still requires prior Commission approval under Section 6 of the 1935 Act.
          Any of the New Subsidiaries may convert to an Energy-Related Company so that such New Subsidiary could not only broker and market Energy Commodities, but also could offer all the other energy-related services permitted by Rule 58. However, the Guarantee Authority granted by the above-referenced order is limited to the guarantee of debt and other obligations related to the marketing and brokering of Energy Commodities. American is not requesting an increase in the amount or an extension of the time in which it could guarantee the debt or other obligations of the New Subsidiaries, but is requesting that the Guarantee Authority be expanded so that American could guarantee the debt and other obligations of the New Subsidiaries for all Energy-Related Company activities. Any guarantee issued by American on behalf of the New Subsidiaries will count towards the 'aggregate investment' permitted by Rule 58."

     2. The second paragraph of ITEM 5 is amended and restated as follows:
          "American agrees to file with this Commission a Quarterly Report on Form U-9C-3, such filing to be made within 60 days following the end of the first three quarters of the fiscal year, and within 90 days after the end of the fourth quarter."

     3.   By adding the following statement to the end of ITEM 2.
FEES, COMMISSIONS AND EXPENSES:
     "No additional expenses are expected to be incurred in connection with this Post-Effective Amendment No. 3."

     4.   By filing a Proposed Form of Notice as Exhibit G-1.

                            SIGNATURE
     Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned companies have duly caused this statement to be signed on their behalf by the undersigned thereunto duly authorized.
               AMERICAN ELECTRIC POWER SERVICE CORPORATION


               By /s/ G. P. Maloney
                      Executive Vice President


               AMERICAN ELECTRIC POWER COMPANY, INC.
               AMERICAN ELECTRIC POWER SERVICE CORPORATION
               APPALACHIAN POWER COMPANY
               COLUMBUS SOUTHERN POWER COMPANY
               KENTUCKY POWER COMPANY
               KINGSPORT POWER COMPANY
               INDIANA MICHIGAN POWER COMPANY
               OHIO POWER COMPANY
               WHEELING POWER COMPANY


               By /s/ G. P. Maloney
                         Vice President


Dated:  March 3, 1997




                                                      Exhibit G-1



                    UNITED STATES OF AMERICA
                           before the
               SECURITIES AND EXCHANGE COMMISSION


PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
Release No.         /March  , 1997


_____________________________________________
                                             :
In the Matter of                             :
                                             :
AMERICAN ELECTRIC POWER COMPANY, INC.        :
1 Riverside Plaza                            :
Columbus, OH 43215                           :
                                             :
(70-8779)                                    :
_____________________________________________:


     American Electric Power Company, Inc. ("American"), a holding company registered under the Public Utility Holding Company Act of 1935 ("1935 Act"), and American Electric Power Service Corporation, Appalachian Power Company, Columbus Southern Power Company, Kentucky Power Company, Kingsport Power Company, Indiana Michigan Power Company, Ohio Power Company and Wheeling Power Company, have filed a post-effective amendment to their Application or Declaration with this Commission pursuant to Sections 6, 7, 9(a), 9(c)(3), 12(b) and 13(b) of the 1935 Act and Rules 45 and 52 thereunder.

     The order dated September 13, 1996 (Release No. 35-26572), authorized American to form one or more direct or indirect nonutility subsidiaries ("New Subsidiaries") to broker and market electric power, natural and manufactured gas, emission allowances, coal, oil, refined petroleum products and natural gas liquids ("Energy Commodities"). American was also authorized to guarantee through December 31, 2000 up to $50 million of debt and up to $200 million of other obligations of the New Subsidiaries ("Guarantee Authority"). Obligations of the New Subsidiaries (other than debt) might take the form of bid bonds or other direct or indirect guarantees of contractual or other obligations.

     With the adoption of Rule 58 (Release No. 35-26667) (February 20, 1997) 62 F.R. 7900, the acquisition of securities of or other interests in Energy-Related Companies (as defined in Rule 58), including the marketing and brokering of Energy Commodities, subject to certain limitations, is exempt from the requirement of prior Commission approval under the 1935 Act. However, the issuance of any guarantees on behalf of Rule 58 Companies still requires prior Commission approval under Section 6 of the 1935 Act.

     Any of the New Subsidiaries may convert to an Energy-Related Company so that such New Subsidiary could not only broker and market Energy Commodities, but also could offer all the other energy-related services permitted by Rule 58. However, the Guarantee Authority granted by the above-referenced order is limited to the guarantee of debt and other obligations related to the marketing and brokering of Energy Commodities. American is not requesting an increase in the amount or an extension of the time in which it could guarantee the debt or other obligations of the New Subsidiaries, but is requesting that the Guarantee Authority be expanded so that American could guarantee the debt and other obligations of the New Subsidiaries for all Energy-Related Company activities. Any guarantee issued by American on behalf of the New Subsidiaries will count towards the 'aggregate investment' permitted by Rule 58.

     The Application or Declaration and any amendments thereto are available for public inspection through the Commission's Office of Public Reference. Interested persons wishing to comment or request a hearing should submit their views in writing by April , 1997 to the Secretary, Securities and Exchange Commission, Washington, D.C. 20549, and serve a copy on the applicants at the addresses specified above. Proof of service (by affidavit or, in case of any attorney at law, by certificate) should be filed with the request. Any request for a hearing shall identify specifically the issues of fact or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in this matter. After said date, the Application, as filed or as it may be amended, may be permitted to become effective.

     For the Commission, by the Office of Public Utility
Regulation, pursuant to delegated authority.

                         Jonathan G. Katz
                         Secretary